Exhibit 10.1

AMENDMENT NO. 1 TO
COMMON STOCK PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Common Stock Purchase Agreement, dated as of June 3, 2013 (the “Agreement”), by and between Tauriga Sciences, Inc., a Florida corporation (the “Company”), and Hanover Holdings I, LLC, a New York limited liability company (the “Investor”), is entered into as of June 5, 2013 (the “Amendment Date”).  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Recitals

Whereas, Section 10.3 of the Agreement provides that the Agreement may be amended by a written instrument signed by the Company and the Investor, provided that the Agreement may not be amended by the parties from and after the date that is one Trading Day immediately preceding the initial filing of the Registration Statement with the Commission;

Whereas, the Company has not filed the Registration Statement with the Commission; and

Whereas, the Company and the Investor now desire to amend the Agreement as set forth herein.

Agreement

Now, Therefore, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Agreement and this Amendment, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Section 2.3.  Effective as of the Amendment Date, Section 2.3 of the Agreement shall be amended and restated in its entirety as follows:

“Section 2.3 Initial Public Announcements and Required Filings

.  The Company shall, at or before 8:30 a.m., New York City time, on the first Trading Day after the Closing, issue a press release (the “Press Release”) reasonably acceptable to the Investor disclosing the execution of this Agreement and the Registration Rights Agreement by the Company and the Investor and the issuance of the Initial Commitment Shares to the Investor, and briefly describing the transactions contemplated thereby. At or before 8:30 a.m., New York City time, on the second Trading Day following the Closing Date, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and attaching copies of each of this Agreement, the Registration Rights Agreement and the Press Release as exhibits thereto (including all exhibits thereto, the “Current Report”). The Company shall provide the Investor a reasonable opportunity to comment on a draft of the Current Report prior to filing the Current Report with the Commission and shall give due consideration to all such comments. From and after the issuance of the Press Release and the filing of the Current Report, the Company shall have disclosed all material, nonpublic information delivered to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the Transaction Documents. The Investor covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in this Section 2.3, the Investor will maintain the confidentiality of all disclosures made to it in connection with the transactions contemplated by the Transaction Documents (including the existence and terms of the transactions), except that the Investor may disclose the terms of such transactions to its financial, accounting, legal and other advisors (provided that the Investor directs such Persons to maintain the confidentiality of such information). Not later than 15 calendar days following the Closing Date, the Company shall file a Form D with respect to the Securities in accordance with Regulation D and shall provide a copy thereof to the Investor promptly after such filing. The Company shall prepare and file with the Commission the Registration Statement (including the Prospectus) covering only the resale by the Investor of the Registrable Securities in accordance with the Securities Act and the Registration Rights Agreement.  At or before 8:30 a.m. (New York City time) on the Trading Day immediately following the Effective Date, the Company shall file with the Commission in accordance with Rule 424(b) under the Securities Act the final Prospectus to be used in connection with sales pursuant to the Registration Statement. If the transactions contemplated by any Draw Down are material to the Company (individually or collectively with all other prior Draw Downs, the consummation of which have not previously been reported in any Prospectus Supplement filed with the Commission under Rule 424(b) under the Securities Act or in any report, statement or other document filed by the Company with the Commission under the Exchange Act), or if otherwise required under the Securities Act (or the interpretations of the Commission thereof), in each case as reasonably determined by the Company or the Investor, then, on the first Trading Day immediately following the last Trading Day of the applicable Pricing Period with respect to such Draw Down, the Company shall file with the Commission a Prospectus Supplement pursuant to Rule 424(b) under the Securities Act with respect to the applicable Draw Down(s), disclosing the total Draw Down Amount Requested pursuant to such Draw Down(s), the total number of Shares that are to be (and, if applicable, have been) issued and sold to the Investor pursuant to such Draw Down(s), the total purchase price for the Shares subject to such Draw Down(s), the applicable Discount Price(s) for such Shares and the net proceeds that are to be (and, if applicable, have been) received by the Company from the sale of such Shares. To the extent not previously disclosed in the Prospectus or a Prospectus Supplement, the Company shall disclose in its Quarterly Reports on Form 10-Q and in its Annual Reports on Form 10-K the information described in the immediately preceding sentence relating to all Draw Down(s) consummated during the relevant fiscal quarter, and include each such Quarterly Report on Form 10-Q and Annual Report on Form 10-K in a Prospectus Supplement and file such Prospectus Supplement with the Commission under Rule 424(b) under the Securities Act.”

2. Amendment of Section 3.8.  Effective as of the Amendment Date, Section 3.8 of the Agreement shall be amended and restated in its entirety as follows:

“Section 3.8                      Blackout Periods

. Notwithstanding any other provision of this Agreement, the Company shall not deliver any Draw Down Notice or otherwise offer or sell Shares to the Investor, and the Investor shall not be obligated to purchase any Shares pursuant to this Agreement, (i) during any period in which the Company is, or may be deemed to be, in possession of material non-public information, or (ii) except as expressly provided in this Section 3.8, at any time from and including the date (each, an “Announcement Date”) on which the Company shall issue a press release containing, or shall otherwise publicly announce, its earnings, revenues or other results of operations (each, an “Earnings Announcement”) through and including the time that is 24 hours after the time that the Company files (a “Filing Time”) a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K that includes consolidated financial statements as of and for the same period or periods, as the case may be, covered by such Earnings Announcement.  If the Company wishes to deliver any Draw Down Notice or otherwise offer, sell or deliver Shares to the Investor at any time during the period from and including an Announcement Date through and including the time that is 24 hours after the corresponding Filing Time, the Company shall, as conditions thereto, (1) prepare and deliver to the Investor (with a copy to counsel to the Investor) a report on Form 8-K which shall include substantially the same financial and related information as was set forth in the relevant Earnings Announcement (other than any earnings or other projections, similar forward-looking data and officers’ quotations) (each, an “Earnings 8-K”), (2) provide the Investor with the compliance certificate substantially in the form attached hereto as Exhibit D, dated the date of such Draw Down Notice, which certificate shall be deemed to remain in effect during the applicable Pricing Period through and including the applicable Settlement Date, and the “bring down” opinions in the form mutually agreed to by the parties hereto prior to the date hereof, dated the date of such Draw Down Notice and (3) file such Earnings 8-K with the Commission (so that it is deemed “filed” for purposes of Section 18 of the Exchange Act), include such Earnings 8-K in a Prospectus Supplement and file such Prospectus Supplement with the Commission under Rule 424(b) under the Securities Act, in each case on or prior to the date of such Draw Down Notice.  The provisions of clause (ii) of this Section 3.8 shall not be applicable for the period from and after the time at which all of the conditions set forth in the immediately preceding sentence shall have been satisfied (or, if later, the time that is 24 hours after the time that the relevant Earnings Announcement was first publicly released) through and including the time that is 24 hours after the Filing Time of the relevant Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be.  For purposes of clarity, the parties agree that the delivery of the compliance certificate and the “bring down” opinions pursuant to this Section 3.8 shall not relieve the Company from any of its obligations under this Agreement with respect to the delivery of the compliance certificate called for by Section 7.2(ii) and the “bring down” opinions called for by Section 7.2(xv) on the applicable Settlement Date, which Sections shall have independent application.”

3. Amendment of Section 6.11.  Effective as of the Amendment Date, Section 6.11 of the Agreement shall be amended and restated in its entirety as follows:

“Section 6.11  Amendments to the Registration Statement; Prospectus Supplements

. Except as provided in this Agreement and other than periodic reports required to be filed pursuant to the Exchange Act, the Company shall not file with the Commission any amendment to the Registration Statement that relates to the Investor, the Transaction Documents or the transactions contemplated thereby or file with the Commission any Prospectus Supplement that relates to the Investor, the Transaction Documents or the transactions contemplated thereby with respect to which (a) the Investor shall not previously have been advised, or (b) the Company shall not have given due consideration to any comments thereon received from the Investor or its counsel, unless it is necessary to amend the Registration Statement or make any supplement to the Prospectus to comply with the Securities Act or any other applicable law or regulation, in which case the Company shall promptly so inform the Investor, the Investor shall be provided with a reasonable opportunity to review and comment upon any disclosure relating to the Investor and the Company shall expeditiously furnish to the Investor an electronic copy thereof. In addition, for so long as, in the reasonable opinion of counsel for the Investor, the Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required to be delivered in connection with any sales of Registrable Securities by the Investor, the Company shall not file any Prospectus Supplement without delivering or making available a copy of such Prospectus Supplement to the Investor promptly.”

4. Amendment of Section 8.1.  Effective as of the Amendment Date, Section 8.1 of the Agreement shall be amended and restated in its entirety as follows:

“Section 8.1 Termination

.  Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the Effective Date, (ii) the date on which the Investor shall have purchased or acquired shares of Common Stock pursuant to this Agreement equal to the Aggregate Limit and (iii) the date on which the Common Stock shall have failed to be listed or quoted on a Trading Market. Subject to Section 8.3, the Company may terminate this Agreement effective upon one Trading Day’s prior written notice to the Investor in accordance with Section 10.4; provided, however, that (A) the Company shall have paid all fees and amounts and issued all Commitment Shares owed to the Investor or its counsel, as applicable, pursuant to Section 10.1 of this Agreement, prior to such termination, and (B) prior to issuing any press release, or making any public statement or announcement, with respect to such termination, the Company shall consult with the Investor and its counsel on the form and substance of, and shall give due consideration to all comments of the Investor and its counsel on, such press release or other disclosure. Subject to Section 8.3, this Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.”

5. Amendment of Section 10.13.  Effective as of the Amendment Date, Section 10.13 of the Agreement shall be amended and restated in its entirety as follows:

“Section 10.13 Publicity

6. . The Company and its counsel shall afford the Investor and its counsel with a reasonable opportunity to review and comment upon, and shall consult with the Investor and its counsel on the form and substance of, any press release, Commission filing or any other public disclosure made by or on behalf of the Company relating to the Investor, its purchases hereunder or any aspect of the Transaction Documents or the transactions contemplated thereby. For the avoidance of doubt, the Company shall not be required to submit for review any such disclosure (i) contained in periodic reports filed with the Commission under the Exchange Act if it shall have previously provided the same disclosure for review in connection with a previous filing or (ii) any Prospectus Supplement if it contains disclosure that does not reference the Investor, its purchases hereunder or any aspect of the Transaction Documents or the transactions contemplated thereby.”

6.           Continuing Effect of Agreement.  Except as expressly set forth in this Amendment, all other provisions of the Agreement remain in full force and effect.

7.           Governing Law.  This Amendment shall be governed by and construed in accordance with the internal procedure and substantive laws of the State of New York, without giving effect to the choice of law provisions of such state.

8.           Counterparts.  This Amendment may be executed in counterparts, all of which taken together shall constitute one and the same original and binding instrument and shall become effective when all counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

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In Witness Whereof, the parties hereto have caused this Amendment No. 1 to the Agreement to be executed and delivered as of the Amendment Date.

Company: TAURIGA SCIENCES, INC.

By:	/s/ Seth M. Shaw
Name: Seth M. Shaw
Title: Chief Executive Officer

Investor: HANOVER HOLDINGS I, LLC, a New York limited liability company

By:	/s/ Joshua Sason
Name: Joshua Sason
Title: Founder & CEO